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                                                                    Exhibit 20.1



                 Comtech Group Approves Reverse Split of Shares

SHENZHEN, China, December 29, 2004 -- Comtech Group, Inc. (OTC Bulletin Board:
COGO.OB), a leading module design solutions provider in China focused on the mobile handset and telecom equipment industries, announced today that its Board of Directors has authorized a reverse stock split in the range between one-for-two shares and one-for-three shares. The exact ratio will be determined by management shortly before the effective date of the reverse split, which is expected to occur in the next two to three weeks. The Board's action was taken as part of the company's ongoing efforts to effect a listing of its common stock on the Nasdaq Stock Market. Specifically, it is believed that the reverse stock split will enable the company to meet the $5.00 minimum bid price requirement for initial inclusion on Nasdaq.

About Comtech

Comtech Group, Inc. is a leading module design solutions provider in China, focused on the mobile handset and telecom equipment industries. The Company designs solutions for mobile device products, including liquid crystal display
(LCD) modules, camera modules, persistent storage modules, input/output modules, sound system and power supply modules. In the telecom equipment industry Comtech targets optical solutions, data communication solutions, public switched telephone network (PSTN) switching and wireless base stations.

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about the implementation of a reverse stock split and possible listing on Nasdaq and other statements containing forward looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms, variations of such terms or the negative of such terms. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Contacts:



Asia Pacific                                North America
Hope Ni                                     Jason Golz, Jordan Goldstein
Chief Financial Officer                     Financial Dynamics
                                            Phone: 415-439-4500
Email: hopeni@comtech.com.cn                Email: jgolz@fd-us.com